Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
DESTINATION MATERNITY	)	Case No. 19-12256 (BLS)
CORPORATION, et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
	)	Re. Docket No. 300

ORDER (I) APPROVING THE

AGREEMENTS, (II) AUTHORIZING THE SALE OF

ASSETS OUTSIDE THE ORDINARY COURSE OF BUSINESS

THROUGH THE WINNING BID, (III) AUTHORIZING THE SALE OF

SUBSTANTIALLY ALL OF THE DEBTORS’ ASSETS FREE AND CLEAR OF

LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS, (IV) AUTHORIZING

THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY

CONTRACTS AND UNEXPIRED LEASES, AND (V) GRANTING RELATED RELIEF

Upon the motion (the “Sale Motion”) of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Sale Order”): (a) approving the asset purchase agreement (the “APA” together with all schedules, exhibits, and ancillary documents related thereto, the “Agreements”) 2 attached to this Sale Order as Exhibit 1, including the agency agreement (together with all schedules, exhibits, and ancillary documents related thereto, the “Agency Agreement”) attached as Exhibit C to the APA, and authorizing the Debtors to perform thereunder; (b) authorizing and approving the sale of the Acquired Assets and the Designated Assets (collectively, the “Assets”) free and clear of liens, claims, encumbrances, and

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Destination Maternity Corporation (5573); DM Urban Renewal, LLC (N/A); and Mothers Work Canada, Inc. (4780). The location of the Debtors’ principal place of business is 232 Strawbridge Drive, Moorestown, New Jersey 08057.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Sale Motion, the Agreements, or the Bid Procedures Order, as applicable.

other interests to the extent set forth in the Agreements; (c) authorizing the assumption and assignment of the Assigned Contracts; and (d) granting related relief (collectively, the “Transaction”); and this Court having entered an order on November 14, 2019 at [D.I. 253] (the “Bid Procedures Order”) approving, among other things, the proposed form of notice of the Sale Hearing; and this Court having entered an order on December 3, 2019 at [D.I. 398] (the “Stalking Horse Order”) appointing Marquee Brands, LLC as the Stalking Horse Bidder (as defined in the Stalking Horse Order); and the Debtors having determined, after an extensive marketing process, that Marquee Brands, LLC (the “Purchaser”), in conjunction with the Agent, has submitted the highest or otherwise best bid for the Assets; and upon adequate and sufficient notice of the Sale Motion, the Agreements, including for the avoidance of doubt the Agency Agreement, and all other related transactions contemplated thereunder and in this Sale Order; and all interested parties having been afforded an opportunity to be heard with respect to the Sale Motion and all relief related thereto; and the Court having reviewed and considered the Sale Motion and all relief related thereto and any objections thereto; and upon the full record in support of the relief requested by the Debtors in the Sale Motion; and this Court having jurisdiction over this matter; and that this Court may enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding and the Sale Motion in this district is proper; and it further appearing that the legal and factual bases set forth in the Sale Motion and at the Sale Hearing (if any) establish just cause for the relief granted herein; and it appearing that the relief requested in the Sale Motion is in the best interests of the Debtors, their estates, their creditors, and all other parties in interest; and upon the full record of these chapter 11 cases and all other pleadings and proceedings, including the Sale Motion; and after due deliberation thereon, and good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS THAT:3

I.	Jurisdiction, Final Order, and Statutory Predicates.

A. This Court has jurisdiction to hear and determine the Sale Motion pursuant to 28 U.S.C. §§ 157(b)(l) and 1334(a). Venue is proper in this District and in the Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B. The statutory predicates for the relief requested in the Sale Motion are sections 105(a), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002(a)(2), 6004, 6006, 9007, and 9014.

C. This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Sale Order, waives any stay, and expressly directs entry of judgment as set forth herein.

II.	Notice of the Sale Motion and Cure Amounts.

D. Notice of the Sale Hearing and Transaction was timely, proper, and reasonably calculated to provide interested parties with timely and proper notice of the Transaction and the Sale Hearing, and no other or further notice of the Sale Motion, the Transaction, and the Sale Hearing is, or shall be, required. The requirements of Bankruptcy Rule 6004(a) and the Local Rules are satisfied by such notice.

[3]	All findings of fact and conclusions of law announced by the Court at the Hearing in relation to the Sale Motion are hereby incorporated herein to the extent not inconsistent herewith.

E. A reasonable opportunity to object and be heard with respect to the Transaction and the Sale Motion and the relief requested therein has been afforded to all interested persons and entities, including the Notice Parties.

III.	Good Faith of Purchaser and Agent.

F. The Agreements were negotiated, proposed, and entered into by the Debtors, the Purchaser, and the Agent without collusion, in good faith, and from arm’s-length bargaining positions.

G. The Transaction does not constitute a sub rosa chapter 11 plan. The Transaction neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates a chapter 11 plan for any of the Debtors.

H. The Agreements were negotiated, proposed, and entered into by the Debtors, the Purchaser, and Agent without collusion, in good faith, and from arm’s-length bargaining positions. Neither the Debtors, nor Purchaser, nor Agent have engaged in any conduct that would cause or permit the Transaction to be avoided under Bankruptcy Code section 363(n). Purchaser is consummating the Transaction in good faith and is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and is not an “insider” of any Debtor (as defined under section 101(31) of the Bankruptcy Code). Purchaser has proceeded in good faith in all respects in connection with the Transaction. Purchaser is therefore entitled to all of the protections afforded under section 363(m) of the Bankruptcy Code.

I. The transactions contemplated by the Agreements are undertaken by the Agent without collusion and in good faith, as those terms are used in sections 363(m) and 364(e) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the sales of Merchandise or other transactions contemplated under the Agency Agreement shall not affect the validity of the sales of Merchandise any other transactions contemplated under the Agency Agreement, unless such authorization and consummation of such sale are duly stayed pending such appeal. The Agent has proceeded in good faith within the meaning of sections 363(m) and 364(e) of the Bankruptcy Code and is not an “insider” of any Debtor (as defined under section 101(31) of the Bankruptcy Code), and as such, is entitled to the full protections afforded by section 363(m) and 364(e) of the Bankruptcy Code. The sales and other transactions contemplated in the Agency Agreement may not be avoided, and no damages may be assessed against the Agent under section 363(n) of the Bankruptcy Code.

IV.	Highest or Otherwise Best Offer.

J. The Debtors’ marketing process with respect to the Assets, including the Debtors’ prepetition marketing process with respect to the Assets, afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Assets. The Agreements constitute the highest or otherwise best offer for the Assets, and the Debtors’ determination that the Agreements constitute the highest or otherwise best offer for the Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

K. Approval of the Sale Motion and the Agreements and the consummation of the Transaction is in the best interests of the Debtors’ chapter 11 estates, their creditors, and other parties in interest. The Transaction should be approved.

V.	No Merger.

L. Neither the Purchaser nor the Agent is a mere continuation of the Debtors or their estates and there is no continuity of enterprise between the Purchaser and the Agent and the Debtors. Neither the Purchaser nor the Agent is holding itself out to the public as a continuation of the Debtors. Neither the Purchaser nor the Agent is a successor to the Debtors or their estates by reason of any theory of law or equity, and the Transaction does not amount to a consolidation, merger, or de facto merger of Purchaser and Agent and the Debtors.

VI.	Validity of Transfer.

M. The Agreements were not entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia. None of the Debtors, the Purchaser, or Agent is entering into the transactions contemplated by the Agreements fraudulently for the purpose of statutory or common law fraudulent conveyance or fraudulent transfer claims.

N. The Debtors are the sole and lawful owners of the Assets. The Assets constitute property of the Debtors’ estates and title thereto is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. Subject to section 363(f) of the Bankruptcy Code, the transfer of each of the Acquired Assets to the Purchaser will be, as of the Closing Date, a legal, valid, and effective transfer of the Acquired Assets, which transfer vests or will vest the Purchaser with all right, title, and interest of the Debtors to the Acquired Assets free and clear of (a) all liens (including any liens as that term is defined in section 101(37) of the Bankruptcy Code) and encumbrances relating to, accruing, or arising at any time prior to the Closing Date (collectively, the “Liens”) and (b) all debts arising under, relating to, or in connection with any act of the Debtors or claims (as that term is defined in section 101(5) of the Bankruptcy Code), liabilities, obligations, demands, guaranties, options in favor of third parties, rights, contractual commitments, restrictions, interests, mortgages, hypothecations, charges, indentures, loan agreements, instruments, collective bargaining agreements, leases, licenses, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, judgments, claims for reimbursement, contribution, indemnity, exoneration, infringement, products liability, alter-ego, and matters of any kind and nature, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity, or otherwise (including, without limitation, rights with respect to Claims (as defined below) and Liens (A) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase or repurchase right or option, or termination of, any of the Debtors’ or the Purchaser’s interests in the Assets, or any similar rights, or (B) in respect of taxes, restrictions, rights of first refusal, charges of interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income or other exercise of any attributes of ownership) (collectively, as defined in this clause (b), “Claims”), relating to, accruing or arising any time prior to entry of this Sale Order, with the exception of any such Liens or Claims that are expressly assumed by Purchaser or otherwise permitted under the APA (the “Permitted Obligations”), including, for the avoidance of doubt, Cure Costs or any other obligations arising under the Assigned Contracts to the extent set forth in the APA. Unless otherwise provided for herein or in the Agreements, the Agent, acting as the exclusive agent to the Debtors and Purchaser to conduct the Sale, may sell any Designated Asset free and clear of all Liens and Claims.

O. Subject to the entry of this Sale Order, each Debtor: (i) has full requisite corporate or other organizational power and authority to execute, deliver, and perform its obligations under the Agreements and all other documents contemplated thereby and (ii) has taken all requisite corporate or other organizational action and formalities necessary to authorize and approve the execution, delivery and performance of its obligations under the Agreements and to consummate the Transaction, including as required by their respective organizational documents, and, upon execution thereof, the Agreements and the related documents were or will be duly and validly executed and delivered by such Debtor and enforceable against such Debtor in accordance with their terms and, assuming due authorization, execution, and delivery thereof by the other parties thereto, constituted or will constitute a valid and binding obligation of such Debtor. No government, regulatory, or other consents or approvals, other than those expressly provided for in the Agreements, were required for the execution, delivery, and performance by the Debtors of the Agreements or the consummation of the Transaction contemplated thereby. No consents or approvals of the Debtors, other than those expressly provided for in the Agreements or this Sale Order, are required for the Debtors to consummate the Transaction.

VII.	Section 363(f) is Satisfied.

P. The conditions of section 363(f) of the Bankruptcy Code have been satisfied in full; therefore, the Debtors may sell the Assets free and clear of any interest in the property other than the Permitted Obligations or as otherwise set forth in this Order.

Q. The Purchaser and the Agent would not have entered into the Agreements and would not consummate the transactions contemplated thereby if the sale and/or transfer of the Acquired Assets to the Purchaser and the Designated Assets were not free and clear of all Liens and Claims, other than Permitted Obligations with respect to the Acquired Assets, or if the Purchaser or Agent would, or in the future could, be liable for any of such Liens and Claims (other than the Permitted Obligations in the case of Purchaser).

R. The Debtors may sell the Assets free and clear of all Liens and Claims against the Debtors, their estates, or any of the Assets (except the Permitted Obligations) because, in each case, one or more of the standards set forth in section 363(f)(l)-(5) of the Bankruptcy Code has been satisfied. Those holders of Liens or Claims against the Debtors, their estates, or any of the Assets who did not object, or who withdrew their objections, to the Transaction or the Sale Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. All other holders of Liens or Claims (except to the extent that such Liens or Claims are Permitted Obligations) are adequately protected by having their Liens or Claims, if any, in each instance against the Debtors, their estates, or any of the Assets, attach to the net cash proceeds of the Purchase Price ultimately attributable to the Assets in which such creditor alleges a Lien or Claim, in the same order of priority, with the same validity, force, and effect that such Liens or Claims had prior to the Transaction, subject to any claims and defenses the Debtors and their estates may possess with respect thereto.

VIII.	Cure Costs and Adequate Assurance of Future Performance.

S. The assumption and assignment of the Executory Contracts listed in the APA (the “Assigned Contracts”) pursuant to the terms of this Sale Order is integral to the APA and is in the best interests of the Debtors and their estates, their creditors, and all other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. Subject to the terms and conditions of the APA, the Purchaser shall: (a) to the extent necessary, cure or provide adequate assurance of cure, of any default existing prior to the date hereof with respect to the Assigned Contracts, within the meaning of sections 365(b)(1)(A) and 365(f)(2)(A) of the Bankruptcy Code, and (b) to the extent necessary, provide compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof with respect to the Assigned Contracts, within the meaning of sections 365(b)(1)(B) and 365(f)(2)(A) of the Bankruptcy Code. The Purchaser’s promise to pay the Cure Costs and to perform the obligations under the Assigned Contracts shall constitute adequate assurance of future performance within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.

IX.	Compelling Circumstances for an Immediate Sale.

T. Good and sufficient reasons for approval of the Agreements and the Transaction have been articulated. The relief requested in the Sale Motion is in the best interests of the Debtors, their estates, their creditors and other parties in interest. The Debtors have demonstrated both (a) good, sufficient, and sound business purposes and justifications for approving the Agreements and (b) compelling circumstances for the Transaction outside the ordinary course of business, pursuant to section 363(b) of the Bankruptcy Code before, and outside of, a plan of reorganization, in that, among other things, the immediate consummation of the Transaction with the Purchaser and Agent is necessary and appropriate to maximize the value of the Debtors’ estates and the Transaction will provide the means for the Debtors to maximize distributions to creditors.

THE COURT HEREBY ORDERS THAT:

I.	General Provisions.

1. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to these chapter 11 cases pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

2. The relief requested in the Sale Motion and the transactions contemplated thereby and by the Agreements are approved as set forth in this Sale Order and on the record of the Sale Hearing, which is incorporated herein as if set forth fully in this Sale Order, and the Transaction contemplated thereby is approved.

3. All objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived, or settled as announced to the Court at the Sale Hearing (if any) or by stipulation filed with the Court, and all reservations of rights included in such objections or otherwise, are hereby denied and overruled on the merits with prejudice.4 Those parties who did not object or withdrew their objections to the Sale Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.

[4]

All objections timely received by the Debtors (pursuant to the Bid Procedures) with respect to Cure Costs and the provision of adequate assurance are hereby preserved to the extent such Executory Contracts are ultimately assumed and assigned to Purchaser.

II.	Approval of the Agreements.

4. The Agreements and all other ancillary documents, and all of the terms and conditions thereof, are hereby approved, pursuant to sections 105, 363, 364, and 554 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001, 6004, and 9014, each as applicable.

5. Pursuant to sections 363(b) and (f) of the Bankruptcy Code, the Debtors are authorized and empowered to take any and all actions necessary or appropriate to (a) consummate the Transaction pursuant to and in accordance with the terms and conditions of the Agreements, (b) close the Transaction as contemplated in the Agreements and this Sale Order, and (c) execute and deliver, perform under, consummate, implement, and fully close the Agreements, including the assumption and assignment to the Purchaser of the Assigned Contracts, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Agreements and the Transaction.

6. Subject to the restrictions set forth in this Sale Order and the Agreements, the Debtors, the Purchaser, and Agent hereby are authorized to take any and all actions as may be necessary or desirable to implement the Transaction, and any actions taken by the Debtors, the Purchaser, and/or the Agent necessary or desirable to implement the Transaction prior to the date of this Sale Order, hereby are approved and ratified.

7. This Sale Order and the terms and provisions of the Agreements shall be binding in all respects upon the Debtors, their affiliates, their estates, all creditors of and holders of equity interests in any Debtor, any holders of Liens, Claims, or other interests (whether known or unknown) in, against, or on all or any portion of the Assets, all counterparties to any executory contract or unexpired lease of the Debtors, the Purchaser and all successors and assigns of the

Purchaser, the Agent and all successors and assigns of the Agent, the Assets, and any trustees, examiners, or receivers, if any, subsequently appointed in any of the Debtors’ chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Debtors’ cases. The Agreements shall not be subject to rejection or avoidance by the Debtors, their estates, their creditors, their equity holders, or any trustees, examiners, or receivers. Any trustee appointed in these cases (including a Chapter 7 trustee) shall be and hereby is authorized to operate the business of the Debtors to the fullest extent necessary to permit compliance with the terms of this Sale Order and the Agency Agreement, and the Agent and any such trustee shall be and hereby are authorized to perform under the Agency Agreement upon the appointment of the trustee without the need for further order of this or any other Court. This Sale Order and the Agreements shall inure to the benefit of the Debtors, their estates and creditors, the Purchaser, the Agent, and the respective successors and assigns of each of the foregoing.

III.	Transfer of the Assets.

8. Pursuant to sections 105(a), 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, the Debtors are authorized to transfer the Acquired Assets to the Purchaser and the Designated Assets to the Agent in accordance with the terms of the Agreements and such transfer shall constitute a legal, valid, binding, and effective sale of the Designated Assets by Agent and shall vest Purchaser with title to the Acquired Assets, and, other than the Permitted Obligations with respect to the Acquired Assets, the Acquired Assets and the Designated Assets shall be free and clear of all Liens, Claims, and other interests of any kind or nature whatsoever, with all such Liens, Claims, or other interests to attach to the cash proceeds of the Purchase Price ultimately attributable to the property against or in which such Liens, Claims, or other interests are asserted, subject to the terms thereof, with the same validity, force, and effect, and in the same order of priority, which such Liens, Claims, or other interests had prior to the Transaction, subject to any rights, claims, and defenses the Debtors or their estates, as applicable, may possess with respect thereto.

9. The Debtors are hereby authorized to take any and all actions necessary to consummate the Agreements, including any actions that otherwise would require further approval by shareholders, members, or its board of directors, as the case may be, without the need of obtaining such approvals.

10. At the Closing, any Liens, interests or Claims of the ABL Agent and Term Agent shall attach to the cash proceeds of the Purchase Price in the same order of priority, with the same validity, force and effect that such lienholders had prior to the Transaction, subject to the terms of the Cash Collateral Order (as defined below).

11. The sale of the Acquired Assets to the Purchaser and the sale of the Designated Assets by the Agent pursuant to the Agreements and the consummation of the transactions contemplated by the Agreements do not require any consents other than as specifically provided for in the Agreements. Each and every federal, state, and local governmental agency or department is hereby authorized to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreements. A certified copy of this Sale Order may be filed with the appropriate clerk or recorded with the recorder of any state, county, or local authority to act to cancel any of the Liens, Claims, and other encumbrances of record except those assumed as Permitted Obligations.

12. If any person or entity that has filed statements or other documents or agreements evidencing Claims or Liens on, or interests in, all or any portion of the Assets (other than statements or documents with respect to Permitted Obligations) shall not have delivered to the Debtors, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all Claims, Liens, or interests which the person or entity has or may assert with respect to all or any portion of the Assets, the Debtors are hereby authorized, and the Purchaser and Agent are each hereby authorized, on behalf of the Debtors and the Debtors’ creditors, to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Assets. The Debtors, the Purchaser, and the Agent are each authorized to file a copy of this Sale Order, which, upon filing, shall be conclusive evidence of the release and termination of such Claim, Lien or interest.

13. This Sale Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreements.

14. All persons and entities that are presently, or on the Closing may be, in possession of some or all of the Assets to be sold, transferred or conveyed to or by the Purchaser or Agent pursuant to the Agreements are hereby directed to surrender possession of the Assets to the Purchaser or Agent (as applicable) on the Closing Date unless prior to the Closing Date such person or entity was a good faith, bona fide purchaser of the Assets without notice of the Debtors’ rights in such property. Subject to the terms, conditions, and provisions of this Sale Order, all persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and/or transfer the Assets to the Purchaser or Agent (as applicable) in accordance with the terms of the Agreements and this Sale Order.

15. To the maximum extent permitted by applicable law, and in accordance with the Agreements, the Purchaser and Agent shall be authorized, as of the Closing, to operate under any license, permit, registration, and governmental authorization or approval (collectively, the “Licenses”) of the Debtors with respect to the Assets and the Sale. To the extent the Purchaser and Agent cannot operate under any Licenses in accordance with the previous sentence, such Licenses shall be in effect while the Purchaser, with assistance from the Debtors, works promptly and diligently to apply for and secure all necessary government approvals for new issuance of Licenses to the Purchaser.

16. Notwithstanding anything in this Sale Order, subject to section 525(a) of the Bankruptcy Code, no governmental unit may revoke or suspend any right, license, trademark or other permission relating to the use of the Assets sold, transferred, or conveyed to the Purchaser on account of the filing or pendency of these Chapter 11 Cases, the conduct of the Sale, or the consummation of the Transaction contemplated by the Agreements.

IV.	Assumption and Assignment of Assigned Contracts.

17. The Debtors are hereby authorized and directed in accordance with sections 105(a), 363, and 365 of the Bankruptcy Code to (a) assume and assign to Purchaser, in accordance with the terms of the Agreements, the Assigned Contracts free and clear of all Liens, Claims, and other interests of any kind or nature whatsoever (other than the Permitted Obligations), and (b) execute and deliver to Purchaser such documents or other instruments as Purchaser deems may be necessary to assign and transfer the Assigned Contracts to Purchaser.

18. With respect to the Assigned Contracts: (a) the Debtors may assume each of the Assigned Contracts in accordance with section 365 of the Bankruptcy Code; (b) the Debtors may assign each Assigned Contract in accordance with sections 363 and 365 of the Bankruptcy Code, and any provisions in any Assigned Contract that prohibit or condition the assignment of such Assigned Contract or allow the party to such Assigned Contract to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of such Contract, constitute unenforceable anti-assignment provisions which are void and of no force and effect; (c) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to Purchaser of each Assigned Contract have been satisfied; and (d) the Assigned Contracts shall be transferred and assigned to, and following the closing of the Transaction remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in any such Assigned Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assigned Contracts after such assumption and assignment to Purchaser.

19. All defaults or other obligations of the Debtors under the Assigned Contracts arising or accruing prior to the closing of the Transaction, or required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts, shall be cured by the Purchaser.

20. Upon the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested in all right, title and interest of each Assigned Contract. To the extent provided in the Agreement, the Debtors shall cooperate with, and take all actions reasonably requested by, the Purchaser to effectuate the foregoing.

21. Each Assigned Contract counterparty is deemed to have consented to assumption and assignment, and the Purchaser shall be deemed to have demonstrated adequate assurance of future performance with respect to such Assigned Contract pursuant to sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.

22. Upon the Debtors’ assignment of the Assigned Contracts to the Purchaser under the provisions of this Sale Order, any additional orders of this Court, and Purchaser’s payment of any Cure Costs pursuant to the terms hereof or the Agreements, no default shall exist under any Assigned Contract, and no counterparty to any Assigned Contract shall be permitted (a) to declare a default by the Purchaser under such Assigned Contract or (b) to otherwise take action against the Purchaser as a result of any Debtors’ financial condition, bankruptcy, or failure to perform any of its obligations under the relevant Assigned Contract. Each non-Debtor party to an Assigned

Contract hereby is also forever barred, estopped, and permanently enjoined from (i) asserting against the Debtors or Purchaser, or the property of any of them, any default or Claim arising out of any indemnity obligation or warranties for acts or occurrences arising prior to or existing as of the closing of the Transaction, or, against Purchaser, any counterclaim, defense, setoff, or any other Claim asserted or assertable against the Debtors and (ii) imposing or charging against Purchaser or its affiliates any rent accelerations, assignment fees, increases, or any other fees as a result of the Debtors’ assumption and assignments to Purchaser of the Assigned Contracts.

23. The Purchaser shall be deemed to be substituted for the Debtors as a party to the applicable Assigned Contracts and the Debtors shall be relieved, pursuant to section 365(k) of the Bankruptcy Code, from any further liability under the Assigned Contracts.

24. All counterparties to the Assigned Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Purchaser, and shall not charge the Debtors or the Purchaser for any instruments, applications, consents, or other documents that may be required or requested by any public authority or other party or entity to effectuate the applicable transfers in connection with the sale of the Assets.

V.	Prohibition of Actions Against the Purchaser and the Agent.

25. Except for the Permitted Obligations in the case of the Acquired Assets, or as otherwise expressly provided for in this Sale Order or the Agreements, the Purchaser and Agent shall not have any liability or other obligation of the Debtors arising under or related to any of the Assets. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein or in the Agreements, the Purchaser and Agent shall not be liable for any Claims or Liens against the Debtors or any of their predecessors or affiliates, and the Purchaser and Agent shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor, or transferee liability, labor law, de facto merger, mere continuation, or substantial continuity, whether known or unknown, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether liquidated or unliquidated, including, but not limited to, liabilities on account of warranties, intercompany loans, and receivables among the Debtors, and any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of any of the Assets or the Agency Agreement except as expressly assumed under the Agreements.

26. Except with respect to Permitted Obligations in the case of the Acquired Assets, or as otherwise permitted by the Agreements or this Sale Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, litigation claimants, and other creditors, holding Liens, Claims, or other interests of any kind or nature whatsoever against or in all or any portion of the Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate), arising under or out of, in connection with, or in any way relating to the Debtors, the Assets, the operation of the Debtors’ business prior to the closing of the Transaction, or the transfer of the Acquired Assets to the Purchaser or the sale of the Designated Assets by Agent, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchaser or Agent, any of the foregoing’s affiliates, successors, or assigns, their property or the Assets, such persons’ or entities’ Liens, Claims, or interests in and to the Assets, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against the Purchaser or Agent and each of their affiliates, successors, assets or properties; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the

Purchaser or Agent, and each of their affiliates, successors, assets, or properties; (c) creating, perfecting, or enforcing any Lien or other Claim against the Purchaser or Agent, and each of their affiliates, successors, assets, or properties; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Purchaser, its affiliates or its successors; (e) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Sale Order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof; or (f) revoking, terminating or failing or refusing to transfer or renew any license, permit or authorization to operate any of the Assets or conduct any of the businesses operated with the Assets.

27. All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Acquired Assets to the Purchaser or the sale of the Designated Assets by Agent in accordance with the terms of the Agreements or this Sale Order.

28. Except as provided in the Agreements and this Sale Order and without limiting other applicable provisions of this Sale Order, the Purchaser and Agent are not, by virtue of the consummation of the Transaction, assuming, nor shall either be liable or responsible for, as a successor or otherwise (including with respect to successor or vicarious liabilities of any kind or character), under any theory of law or equity, including any theory of antirust, environmental successor or transferee liability, labor law, de facto merger, or substantial continuity, whether known or unknown, now existing or hereafter raised, which may be asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors, or any of their predecessors or affiliates or any obligations of the Debtors or their predecessors or affiliates, for any liabilities, debts, commitments, or obligations (whether known or unknown, disclosed or undisclosed, absolute, contingent, inchoate, fixed or otherwise) in any way whatsoever relating to or arising from the Assets or the Debtors’ operation of their businesses or use of the Assets or any such liabilities, debts, commitments, or obligations that in any way whatsoever are to be observed, paid, discharged, or performed (in each case, including any liabilities that result from, relate to or arise out of tort or product liability claims), or any liabilities calculable by reference to the Debtors or their assets or operations (including by reference to the Debtors’ experience or similar ratings), or relating to continuing conditions existing, including with respect to any of Debtors’ predecessors or affiliates, which liabilities, debts, commitments, and obligations are hereby extinguished insofar as they may give rise to successor liability, without regard to whether the claimant asserting any such liabilities, debts, commitments, or obligations has delivered to the Purchaser or Agent (as applicable) a release thereof. The Purchaser and Agent have each given substantial consideration under the Agreements for the benefit of the holders of any Liens or Claims. The consideration given by the Purchaser and Agent shall constitute valid and valuable consideration for the releases of any potential claims of successor liability of the Purchaser and Agent, which releases shall be deemed to have been given in favor of the Purchaser and Agent by all holders of Liens or Claims against or interests in the Debtors or any of the Assets.

VI.	Agency Agreement Provisions.

29. The Agency Agreement and each of the transactions contemplated therein, including but not limited to conducting the Sale pursuant to the Agency Agreement and reaching an agreement and resolution regarding the Final Reconciliation contemplated by the Agency Agreement, which agreement and resolution shall be binding on all parties, is approved in its entirety and incorporated herein by reference. Following the Closing, Agent shall be deemed to be the Debtors’ and Purchaser’s exclusive agent for the purpose of conducting the Sale and selling the Merchandise, Inventory subject to Honored Open Purchase Orders, Designated F&E, and any

other assets to be sold pursuant to the Agency Agreement free and clear of all Claims, Liens, interests, or encumbrances thereon, except as otherwise provided herein. The failure to include specifically any particular provision of the Agency Agreement in this Sale Order shall not diminish or impair the effectiveness of such provisions, it being the intent of this Court that the Agency Agreement and all of its provisions, payments and transactions, be authorized and approved in their entirety.

30. Subject to the provisions of this Sale Order as may be modified by any Side Letter (as defined below), the Debtors and Agent are hereby authorized, pursuant to sections 105(a) and 363(b)(1) of the Bankruptcy Code, to conduct the Sale in accordance with the Agency Agreement and the Sale Guidelines annexed to the Agency Agreement as Exhibit 6.2 as may be modified by any Side Letter (as defined below), which Sale Guidelines are hereby approved in their entirety.

31. Pursuant to section 363(b) of the Bankruptcy Code, the Debtors and Agent and each of their respective officers, employees, and agents are hereby authorized to execute such documents and to do such acts as are necessary or desirable to carry out the Sale in accordance with the Agency Agreement and effectuate the Agency Agreement and each of the transactions and related actions contemplated or set forth therein, and any actions taken by the Debtors and/or the Agent necessary or desirable to implement the Transaction prior to the date of this Sale Order, hereby are approved and ratified. Any officer of the Debtors is authorized to act on behalf of the Debtors in connection with the Sale and no other consents or approvals are necessary or required for the Debtors to carry out the Sale and effectuate the Agency Agreement and each of the transactions and related actions contemplated or set forth therein.

32. The Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), other than all applicable laws, rules and regulations in respect of “going out of business”, “store closing” or similar-themed sales and permitting, including laws restricting safe, professional and non-deceptive, customary advertising such as signs, banners, posting of signage, and use of sign-walkers solely in connection with the Sale and including ordinances establishing license or permit requirements, waiting periods, time limits or bulk sale restrictions that would otherwise apply solely to the Sale (collectively, the “Liquidation Sale Laws”), provided that the Sale is conducted in accordance with the terms of the Agency Agreement, the Sale Guidelines and this Sale Order (as may be modified by any Side Letter (as defined below)); and provided further that so long as the Sale is conducted in accordance with the Sale Guidelines and this Sale Order and in a safe and professional manner, Agent shall be deemed to be in compliance with any Applicable General Laws. To the extent the Sale is subject to any Liquidation Sale Laws, the following provisions shall apply:

a.

Provided that the Sale is conducted in accordance with the terms of this Sale Order, the Agency Agreement, and the Sale Guidelines, and in light of the provisions in the laws of many governmental units that exempt court-ordered sales from their provisions, the Debtors and Agent shall be presumed to be in compliance with any Liquidation Sale Laws and, subject to the limitations set forth herein, are authorized to conduct the Sale in accordance with the terms of this Sale Order and the Sale Guidelines without the necessity of further showing compliance with any Liquidation Sale Laws.

b.

Within three (3) days of entry of this Sale Order, the Debtors, at Agent’s sole cost and expense, shall serve copies of this Sale Order, the Agency Agreement and the Sale Guidelines via e-mail, facsimile, and/or regular U.S. mail, on (i) the Attorney General’s office for each state where the Sale is being held, (ii) the county consumer protection agency or similar agency for each county where the Sale will be held, (iii) the division of consumer protection for each state where the Sale will be held; and (iv) the chief legal counsel for each local jurisdiction where the Sale will be held.

c.

To the extent there is a dispute arising from or relating to the Sale, this Sale Order, the Agency Agreement, or the Sale Guidelines, which dispute relates to any Liquidation Sale Laws (a “Reserved Dispute”), this Court shall retain exclusive jurisdiction to resolve the Reserved Dispute. Any time within fifteen (15) days following service of this Sale Order, any Governmental Unit may assert that a Reserved Dispute exists by serving written notice of such Reserved Dispute to (i) counsel for the Debtors, counsel for the Agent, and counsel for the Purchaser at the addresses set forth in the Agency Agreement and (ii) to the landlord(s) for the applicable leases (if any) affected by such Reserved Dispute so as to ensure delivery thereof within one (1) business day thereafter. If the Debtors, the Purchaser, the Agent, as applicable, and the Governmental Unit are unable to resolve the Reserved Dispute within fifteen (15) days of service of the notice, the aggrieved party may file a motion with this Court requesting that this Court resolve the Reserved Dispute (a “Dispute Resolution Motion”).

d.

In the event a Dispute Resolution Motion is filed, nothing in this Sale Order shall preclude the Debtors, a landlord, the Purchaser, the Agent or other interested party from asserting (i) that the provisions of any Liquidation Sale Laws are preempted by the Bankruptcy Code or (ii) that neither the terms of this Sale Order, nor the Debtors’, the Purchaser’s or the Agent’s conduct pursuant to this Sale Order, violates such Liquidation Sale Laws. Filing a Dispute Resolution Motion as set forth herein shall not be deemed to affect the finality of this Sale Order or to limit or interfere with the Debtors’ or the Agent’s ability to conduct or to continue to conduct the Sale pursuant to this Sale Order and the Agency Agreement, absent further order of this Court. This Court grants authority for the Debtors and the Agent to conduct the Sale pursuant to the terms of this Sale Order, the Agency Agreement, and/or the Sale Guidelines attached hereto and to take all actions reasonably related thereto or arising in connection therewith. The Governmental Unit shall be entitled to assert any jurisdictional, procedural, or substantive arguments it wishes with respect to the requirements of its Liquidation Sale Laws or the lack of any preemption of such Liquidation Sale Laws by the Bankruptcy Code. Nothing in this Sale Order shall constitute a ruling with respect to any issues to be raised in any Dispute Resolution Motion.

e.

If, at any time, a dispute arises between the Debtors, the Purchaser and/or the Agent and a Governmental Unit as to whether a particular law is a Liquidation Sale Law, and subject to any provisions contained in this Sale Order related to Liquidation Sale Laws, then any party to that dispute may utilize the provisions of Subparagraphs (b) and (c) hereunder by serving a notice to the other party and proceeding thereunder in accordance with those Paragraphs. Any determination with respect to whether a particular law is a Liquidation Sale Law shall be made de novo.

f.

Any actual, reasonable, and necessary out-of-pocket costs or expenses incurred by the Debtors, in consultation with the Purchaser and the Agent, in defense of, or related to, a Reserved Dispute, shall be fully reimbursed on a dollar for dollar basis by the Agent. The Debtors and Agent shall consult with one another with respect to the defense of or other response to any Reserved Dispute.

33. Except as expressly provided in this Sale Order, the Agency Agreement, and any Side Letter (as defined below), the Sale shall be conducted by the Debtors and the Agent notwithstanding any restrictive provision or covenant in any lease, sublease, license or other agreement relative to occupancy, abandonment of assets or “going dark” provisions or other provisions or covenants that purport to prohibit, restrict or otherwise interfere with the conduct of the Sale. The Agent and landlords of the Stores are authorized to enter into agreements (each a “Side Letter”) between themselves modifying the Sale Guidelines and the Agency Agreement, to the extent such modifications do not have an adverse economic effect on the Debtors, without further order of this Court, and such Side Letters shall be binding on the Agent and any such landlords. In the event of any conflict between the Sale Guidelines, the Agency Agreement, and any Side Letter, the terms of such Side Letter shall control. In the event of any conflict between any Side Letter and this Sale Order, the terms of the Side Letter shall control.

34. Agent shall have the exclusive right to use the Remaining Stores and all related Remaining Store services, furniture, fixtures, equipment and other assets of Merchant or Buyer, as applicable, as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person, subject to compliance with the Sale Guidelines as modified by any Side Letter and this Sale Order. Agent, as agent for Merchant and Buyer, is authorized to conduct, advertise, post signs, utilize sign-walkers, and otherwise promote the Sale consistent with the Store Advertising, in accordance with this Sale Order and the Sale Guidelines (as the same may be modified by any Side Letters) and without further compliance with the Liquidation Sale Laws (as defined above).

35. In connection with a motion or notice by the Debtors to reject any lease, pursuant to section 554(a) of the Bankruptcy Code, the Debtors and the Agent are permitted to abandon property of the Debtors’ estates in accordance with the terms and provisions of the Agency Agreement, without notice or liability to any person or entity; provided however, that the Debtors may only abandon property in any Remaining Store with the consent of the Agent (such consent not to be unreasonably withheld). If the Debtors make a request to abandon property and the Agent fails to respond within five (5) Business Days, such failure to respond shall be deemed consent to the abandonment of the applicable property. In the event of any such abandonment, all applicable landlords and the Agent shall be authorized to dispose of such property without any liability to any individual or entity that may claim an interest in such abandoned property, and such abandonment shall be without prejudice to any landlord’s right to assert any claim based on such abandonment and without prejudice to the Debtors or any other party in interest to object thereto.

36. All sales of Merchandise, Inventory subject to Honored Open Purchase Orders, Designated F&E, and Additional Agent Goods pursuant to the Agency Agreement will be “final sales” and “as is,” and appropriate signage and sales receipts will reflect the same. All sales by Agent pursuant to the Agency Agreement will be made only for cash or nationally recognized bank credit cards or debit cards (or, only during the first thirty (30) days following the Sale Commencement Date, up to $500,000 of Gift Certificates), provided that Agent, in its sole discretion, may honor Gift Certificates that are collectively over $500,000.

37. Notwithstanding anything herein to the contrary, and in view of the importance of the use of sign-walkers, banners, and other advertising to the Sale of the Merchandise, Designated F&E, Inventory subject to Honored Open Purchase Orders, and Additional Agent Goods, to the extent that disputes arise during the course of such Sale regarding laws regulating the use of sign-walkers, banners or other advertising and the Debtors and the Agent are unable to resolve the matter consensually, this Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Sale Order or the Agency Agreement, including, but not limited to, (a) any claim or issue relating to any efforts by any party or person to prohibit, restrict or in any way limit banner and sign-walker advertising, including with respect to any allegations that such advertising is not being conducted in a safe, professional and non-deceptive manner, (b) any claim of the Debtors, the landlords and/or the Agent for protection from interference with the Sale, (c) any other disputes related to the Sale, and (d) protection of the Debtors and/or the Agent against any assertions of any liens, claims, encumbrances, and other interests. No such parties or person shall take any action against the Debtors, the Agent, the landlords, or the Sale until this Court has resolved such dispute. Any party may request an immediate telephonic hearing with this Court pursuant to these provisions. Such hearing will, to the extent practicable, be scheduled initially within two (2) business days of such request. This scheduling shall not be deemed to preclude additional hearings for the presentation of evidence or arguments as necessary.

38. Except as expressly provided for herein or in the Sale Guidelines (as such Sale Guidelines may be modified by a Side Letter with an applicable landlord) or in the Agency Agreement, no person or entity, including but not limited to any landlord, licensor, or creditor shall take any action to directly or indirectly prevent, interfere with, or otherwise hinder consummation of the Sale, or the advertising and promotion (including the posting of signs and exterior banners or the use of signwalkers) of such Sale, and all such parties and persons of every nature and description, including landlords, licensors, creditors, utility companies, parties in interest, and all those acting for or on behalf of such parties, are prohibited and enjoined from (i) interfering in any way with, or otherwise impeding, the conduct of the Sale and/or (ii) instituting any action or proceeding in any court (other than in the Court) or administrative body with respect to

Merchandise, Inventory under Honored Open Purchase Orders, or the Designated F&E or seeking an order or judgment against, among others, the Debtors, the Agent, or the landlords at the Remaining Stores that might in any way directly or indirectly obstruct or otherwise interfere with or adversely affect the conduct of the Sale or other liquidation sales at the Remaining Stores and/or seek to recover damages for breach(es) of covenants or provisions in any lease, sublease or license based upon any relief authorized herein.

39. Unless otherwise ordered by this Court, all newspapers and other advertising media in which the Sale may be advertised and all landlords shall be directed to accept the Sale Order as binding and to allow Merchant, Buyer, and Agent to consummate the transactions provided for in the Agency Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by the Agency Agreement.

40. The Additional Agent Goods (as defined in the Agency Agreement) shall be consigned to Merchant and/or Buyer, as applicable, as a true consignment under Article 9 of the Uniform Commercial Code and Merchant, Buyer, Term Agent, and ABL Agent acknowledge and agree to the same. Agent is hereby granted a first priority security interest in and lien upon (i) the Additional Agent Goods and (ii) the Additional Agent Goods proceeds, which security interest shall be deemed perfected pursuant to this Sale Order without the requirement of filing UCC financing statements or providing notifications to any prior secured parties, and Merchant, Buyer, Term Agent, and ABL Agent acknowledge and agree to the same, provided that Agent is hereby authorized to deliver all required notices and file all necessary financing statements and amendments thereof under the applicable UCC identifying Agent’s interest in the Additional Agent Goods as consigned goods thereunder and Merchant and Buyer as the consignee therefor, and Agent’s security interest in and lien upon such Additional Agent Goods and Additional Agent Goods proceeds.

41. Except as otherwise provided in the Agency Agreement and subject to any provision herein to the contrary, upon payment of the Estimated Purchase Price, Agent shall be entitled to sell all Merchandise, Inventory under Honored Open Purchase Orders, and Designated F&E hereunder free and clear of all Liens, Claims, interests, or encumbrances thereon.

42. Agent shall be granted a limited, non-exclusive license and right to use until the Sale Termination Date all Intellectual Property in connection with the Sale, subject to the terms of any license between the Purchaser and Agent.

43. Subject to (i) Agent having satisfied its obligations under the Agency Agreement, and (ii) any Adequate Protection Claims granted by the Cash Collateral Order, any amounts owed by Merchant to Agent under the Agency Agreement shall be granted the status of superpriority claims pursuant to section 364(c) of the Bankruptcy Code. Agent shall have a superpriority administrative expense claim against the Debtors to the extent of any amounts owing from the Debtors to Agent in connection with the Agency Agreement until all such amounts have been indefeasibly paid in full, subject to the right of any party in interest to object to the allowance of such claim if asserted.

44. Subject to the terms of the Agency Agreement, the Agent is authorized and empowered to transfer Assets among the Remaining Stores, and further, with agreement of the Purchaser, if applicable, and to the extent permissible under the applicable agreements between the Debtors and the applicable Licensed Store counterparties or otherwise agreed to by the applicable Licensed Store counterparties, among the Licensed Stores and the Distribution Center. The Agent is authorized to sell or cause to be sold or otherwise dispose of the Designated F&E and abandon the same, in each case, as provided for and in accordance with the terms of the Agency Agreement.

45. Upon the Closing, the Debtors shall hold the Proceeds and Other Proceeds that may be in the Debtors’ possession and/or control from time to time, in trust for the benefit of the Agent as required under the Agency Agreement. To the extent that any Proceeds or Other Proceeds are ever determined to constitute property of the Debtors’ estates, the Agent shall have, pursuant to section 364(d) of the Bankruptcy Code, a senior lien on such Proceeds or Other Proceeds. The Designated Deposit Accounts and all funds on deposit therein from time to time after the Closing shall be held in trust for the benefit of the Agent, and to the extent any Designated Deposit Account or any funds on deposit therein is deemed to be property of the Debtors’ estates, the Agent shall have a first priority senior security interest in each Designated Deposit Account and all funds on deposit in such accounts from and after the Closing. The liens granted pursuant to this paragraph shall be automatically perfected pursuant to this Sale Order and the Agent is expressly authorized to take any action the Agent deems appropriate to perfect and enforce such liens, without further order of this Court.

46. Subject to the payment of the Estimated Purchase Price at Closing, each of Merchant and Buyer hereby grants to Agent first priority, senior security interests in and liens upon: (i) the Merchandise; (ii) the Additional Agent Goods; (iii) all Proceeds (including, without limitation, processor receivables and credit card Proceeds); (iv) the Designated F&E; (v) Inventory under Open Purchase Orders; (vi) Other Proceeds; and (vii) all “proceeds” (within the meaning of Section 9-102(a)(64) of the Code) of each of the foregoing (all of which are collectively referred to herein as the “Agent Collateral”). Subject to the preceding sentence, and only upon entry of this Sale Order, and subject to and upon the Closing, the security interests and liens granted to

Agent herein shall be deemed valid, binding, enforceable, and properly perfected as provided for in Section 15 of the Agency Agreement (without the necessity of filing UCC-1 financing statements or any other documentation). Subject to entry of this Sale Order and payment of the Estimated Purchase Price at Closing, neither Merchant nor Buyer shall sell, grant, assign or transfer any security interest in, or permit to exist any lien or encumbrance on, any of Agent Collateral other than in favor of Agent. In the event of an occurrence of an Event of Default other than by Agent, in any jurisdiction where the enforcement of its rights under the Agency Agreement is sought, Agent shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code.

47. Subject to the terms of the Agency Agreement, to the extent that there is Merchandise remaining as of the Sale Termination Date (the “Remaining Merchandise”), Agent may, at its election and without further order of this Court, take title to such Remaining Merchandise in its own name or designate a party to take title to such Remaining Merchandise, without further consideration to the Debtors, free and clear of all liens, claims, and encumbrances. The Agent and its affiliates or designees shall be authorized to sell or cause to be sold or otherwise dispose of the Remaining Merchandise with all logos, brand names, and other Intellectual Property intact, and shall be authorized to advertise the sale of the Remaining Merchandise using the Intellectual Property, subject to the rights of Purchaser to enforce the terms of any license of Intellectual Property to Agent provided that no such Remaining Merchandise shall be sold or advertised for sale using or from the Remaining Stores.

48. Except as expressly provided in the Agency Agreement, nothing in this Sale Order, and none of the Purchaser’s or Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent or Purchaser of any of the Debtors’ obligations relating to any of the Debtors’ employees, including, without limitation, liabilities or obligations under the WARN Act (29 U.S.C. §§ 2101 et seq.), the Age Discrimination and Employment Act of 1967 (as amended), the Federal Rehabilitation Act of 1973 (as amended), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Employee Retirement Income Security Act of 1974 or any foreign, federal, state, or local labor, employment, or pension law. Moreover, unless provided for in the Agency Agreement, neither the Agent nor Purchaser shall become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees.

49. The transactions contemplated by the Agreements are undertaken by the Agent without collusion and in good faith, as those terms are used in sections 363(m) and 364(e) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the sales of Merchandise or other transactions contemplated under the Agency Agreement shall not affect the validity of the sales of Merchandise any other transactions contemplated under the Agency Agreement, unless such authorization and consummation of such sale are duly stayed pending such appeal. The Agent has proceeded in good faith within the meaning of sections 363(m) and 364(e) of the Bankruptcy Code and is not an “insider” of any Debtor (as defined under section 101(31) of the Bankruptcy Code), and as such, is entitled to the full protections afforded by section 363(m) and 364(e) of the Bankruptcy Code. The sales and other transactions contemplated in the Agency Agreement may not be avoided, and no damages may be assessed against the Agent under section 363(n) of the Bankruptcy Code.

50. Unless otherwise provided herein, Agent shall not be liable for any claims against Merchant or Buyer other than as expressly provided for in the Agreements.

VII.	Other Provisions.

51. In consideration of the consent by Wells Fargo Bank, National Association, in its capacity as ABL Agent and an ABL Lender (as defined in the Final Order (I) Authorizing Use of Cash Collateral and Affording Adequate Protection; (II) Modifying the Automatic Stay and (III) Granting Related Relief [D.I. 306], the “Cash Collateral Order”) to the sale of the Assets pursuant to the provisions of the Agreements and this Sale Order, the Debtors, on behalf of themselves, anyone who may bring a claim on their behalf (including derivative claims), and their successors and assigns, the Term Agent, the Term Lenders, and each of their respective officers, directors, employees, agents, sub-agents, attorneys, consultants, advisors and affiliates (collectively, the “ABL Releasors”), hereby, forever release, discharge and acquit the ABL Agent, ABL Lenders and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, partners, members, managers, attorneys, employees, consultants, advisors and other representatives in their respective capacities as such (collectively, the “ABL Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, of every kind, nature and description, including, without limitation, any so-called “lender liability” claims or defenses, that ABL Releasors had, have or hereafter can or may have against any ABL Releasee as of the date hereof, in respect of events that occurred on or prior to the date hereof with respect to any Debtor or any subsidiary thereof, the Agreements, the ABL Credit Agreement (as defined in the Cash Collateral Order), the Loan Documents (as defined in the Cash Collateral Order), and any other financial accommodations made by ABL Agent and/or any other ABL Releasee to any Debtor, including any action or omission of a ABL Releasee in such person’s capacity as an officer, director, employee, consultant, or agent of, or advisor to, any Debtor or any subsidiary thereof (the “ABL Lender Release”). In addition, upon the Closing, ABL Agent and the other ABL Releasees are hereby released from any and all obligations, liabilities, actions, duties, responsibilities and causes of action arising or occurring in connection with or related to the ABL Credit Agreement, the Loan Documents, the Agreements, these chapter 11 cases, or this Sale Order. Notwithstanding the foregoing in this paragraph, the ABL Lender Release shall not apply to the Committee’s Challenge rights as set forth in paragraph 18 of the Cash Collateral Order and nothing in this Sale Order shall limit the Committee’s rights as set forth therein; provided that, the Challenge Period (as defined in the Cash Collateral Order) shall terminate as to the ABL Agent and ABL Lenders at 12:00 p.m. (Eastern) on Thursday, December 19, 2019 and Paragraph 18(b) of the Cash Collateral Order is hereby modified to be consistent with the forgoing.

52. In consideration of the consent by Pathlight Capital LLC, in its capacity as Term Agent and a Term Lender (as defined in the Cash Collateral Order) and Wells Fargo Bank, National Association, in its capacity as Term Lender (as defined in the Cash Collateral Order) to the sale of the Assets pursuant to the provisions of the Agreements and this Sale Order, the Debtors, on behalf of themselves, anyone who may bring a claim on their behalf (including derivative claims), and their successors and assigns, the ABL Agent, the ABL Lenders, and each of their respective officers, directors, employees, agents, sub-agents, attorneys, consultants, advisors and affiliates (collectively, the “Term Releasors”), hereby, forever release, discharge and acquit the Term Agent, Term Lenders and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, partners, members, managers, attorneys, employees, consultants, advisors and other representatives in their respective capacities as such (collectively, the “Term Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, of every kind, nature and description, including, without limitation, any so-called “lender liability” claims or defenses, that Term Releasors had, have or hereafter can or may have against any Term Releasee as of the date hereof, in respect of events that occurred on or prior to the date hereof with respect to any Debtor or any subsidiary thereof, the Agreements, the Term Loan Credit Agreement (as defined in the Cash Collateral Order), the Loan Documents (as defined in the Cash Collateral Order), and any other financial accommodations made by Term Agent and/or any other Term Releasee to any Debtor, including any action or omission of a Term Releasee in such person’s capacity as an officer, director, employee, consultant, or agent of, or advisor to, any Debtor or any subsidiary thereof (the “Term Lender Release”). In addition, upon the Closing, Term Agent and the other Term Releasees are hereby released from any and all obligations, liabilities, actions, duties, responsibilities and causes of action arising or occurring in connection with or related to the Term Credit Agreement, the Loan Documents, the Agreements, these chapter 11 cases, or this Sale Order. Notwithstanding the foregoing in this paragraph, the Term Lender Release shall not apply to the Committee’s Challenge rights as set forth in paragraph 18 of the Cash Collateral Order and nothing in this Sale Order shall limit the Committee’s rights as set forth therein; provided, that in the event the Committee or any other person/entity that is eligible to assert a Challenge has not commenced a Challenge on or prior to 5:00 p.m. (Eastern time) on December 19, 2019, contemporaneous with the occurrence of a closing of the Transaction the Debtors shall deposit with the Term Agent, for the benefit of itself and the Term Lenders, the cash sum of $150,000.00 (the “Indemnification Reserve Funds”) as cash collateral for any contingent Secured Obligations under the Term Loan Agreement (each such term as defined in the Cash Collateral Order), including, without limitation, the Debtors’ indemnification obligations under Section 10.04 of the Term Loan Agreement, as well as any other amounts payable incidental to the closing and post-closing matters (collectively, the “Indemnity Obligations”). The

Indemnification Reserve Funds shall secure all costs, expenses, and other amounts (including reasonable and documented attorneys’ fees) incurred by the Term Agent and Term Lenders in connection with or responding to (a) formal or informal inquiries and/or discovery requests, any adversary proceeding, cause of action, objection, claim, defense, or other Challenge as contemplated in Paragraph 18 of the Cash Collateral Order, or (b) any Challenge against the any one or more of the Term Agent and/or Term Lenders, whether in the Chapter 11 Cases or independently in another forum, court, or venue. In addition to the establishment and maintenance of the Indemnification Reserve Funds, until the expiration of the Challenge Period the Term Agent shall retain and maintain the Term Loan Prepetition Liens (as defined in the Cash Collateral Order) against the cash proceeds of the Purchase Price as security for the amount of any Indemnity Obligations not capable of being satisfied from application of the Indemnification Reserve Funds. The Term Agent may apply amounts in the Indemnification Reserve Funds against the Indemnity Obligations as and when they arise, without further notice to or consent from the Debtors, the Committee, or any other parties in interest and without further order of this Court, upon compliance with the provisions of Paragraph 6(g) of the Cash Collateral Order. Upon the expiration of the Challenge Period (as defined in the Cash Collateral Order) as to the last person/entity that is eligible to assert a Challenge and provided that (1) no motion seeking the requisite standing is pending and/or any tolling period related thereto has otherwise expired, and (2) no Challenge has been commenced (or any such Challenge if it had been commenced has been resolved by a final order of the last court having jurisdiction over same), the Term Agent shall return to the Debtors the remaining amount, if any, of the Indemnification Reserve Funds.

53. Notwithstanding anything to the contrary in this Sale Order, the Agreements, the Intercreditor Agreement (as defined in the Cash Collateral Order) or otherwise, on the Closing Date, the proceeds of the Purchase Price, less (a) the amount then owing in respect of the Carve Out (as defined in the Cash Collateral Order), (b) the Stub Rent Reserve (as defined in the Cash Collateral Order), and (c) the Texas Adequate Protection Amount (as defined in the Cash Collateral Order), shall be paid to ABL Agent for permanent application and payment of all obligations owing by the Debtors to ABL Agent and the ABL Lenders, until such time as all such obligations have been fully satisfied and Paid in Full (as defined in the Cash Collateral Order) in full in accordance with the terms and conditions of the Cash Collateral Order, the ABL Credit Agreement and the other Loan Documents (as defined in the Cash Collateral Order) including a termination agreement to be entered into by and among Debtors and the ABL Agent in form and substance reasonably acceptable to the ABL Agent.

54. Upon the Closing, (a) Purchaser and Debtors shall deliver, or cause to be delivered to the Payment Account (as defined in the APA), the cash proceeds of the Purchase Price; (b) the Debtors shall fund, or cause to be funded (i) the amount then owing in respect of the Carve Out (as defined in the Cash Collateral Order), (ii) the Stub Rent Reserve (as defined in the Cash Collateral Order), (iii) the Texas Adequate Protection Amount (as defined in the Cash Collateral Order) and (iv) following Payment in Full (as defined in the Cash Collateral Order) of all ABL Obligations (as defined in the Cash Collateral Order), the Trade Claim Reserve (as defined in the APA), from the cash proceeds of the Purchase Price; and (c) following the funding of the the amount then owing in respect of the Carve Out (as defined in the Cash Collateral Order), the ABL Agent, ABL Lenders, Term Agent and Term Lenders shall be released from all claims, liabilities, obligations and responsibilities, if any, that relate in any way to the Carve Out, including without limitation the Carve Out Reserves and any Allowed Professional Fees.

55. Notwithstanding anything to the contrary in this Sale Order, the Agreements, the Intercreditor Agreement (as defined in the Cash Collateral Order) or otherwise, on the Closing Date, after (a) Payment in Full of the ABL Obligations, and (b) funding of any amount then owing in respect of the (w) Carve Out, (x) Stub Rent Reserve, (y) the Texas Adequate Protection Amount, and (z) Trade Claim Reserve, the remaining proceeds of the Purchase Price, shall be paid to Term Agent for permanent application and payment of all obligations owing by the Debtors to Term Agent and the Term Lenders, until such time as all such obligations have been fully repaid and satisfied in full in accordance with the terms and conditions of the Cash Collateral Order, the Term Loan Credit Agreement and the other Term Loan Documents (as defined in the Cash Collateral Order) including a termination agreement to be entered into by and among Debtors and the Term Agent.

56. The consideration provided by the Purchaser and Agent to the Debtors pursuant to the Agreements for the Assets constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and under the laws of the United States, any state, territory, possession, or the District of Columbia.

57. The transactions contemplated by the Agreements are undertaken by the Purchaser and Agent without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Transaction shall not affect the validity of the Transaction, or the assumption and assignment of the Assigned Contracts, unless such authorization and such Transaction are duly stayed pending such appeal. The Purchaser and Agent are each a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, are each entitled to the full protections of section 363(m) of the Bankruptcy Code.

58. For cause shown, pursuant to Bankruptcy Rules 6004(h) and 7062(g), this Sale Order shall not be stayed, shall be effective immediately upon entry, and the Debtors, the Purchaser, and the Agent are authorized to close the Transaction immediately upon entry of this Sale Order.

59. The failure to specifically include any particular provision of the Agreements in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Agreements be authorized and approved in their entirety; provided that this Sale Order shall govern if there is any inconsistency between the Agreements (including all ancillary documents executed in connection therewith) and this Sale Order.

60. The Agreements and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto and in accordance with the terms thereof, without further order of the Court.

61. Unless otherwise specifically provided for herein, nothing in this Sale Order shall modify the Cash Collateral Order, which is incorporated herein by reference and the Cash Collateral Order shall apply with equal force and effect to the sale of the Assets being approved hereunder and the proceeds of the Purchase Price from said sale. For the avoidance of doubt, paragraphs 31 and 32 of the Cash Collateral Order shall remain unmodified.

62. Notwithstanding anything to the contrary in the Sale Motion, the Bidding Procedures, the Bid Procedures Order, any Cure Notice or assumption notice (including the Potential Assumption and Assignment Notice), or this Sale Order (i) none of the insurance policies or any related agreements (collectively, the “Chubb Insurance Contracts”) issued at any time by ACE American Insurance Company, ACE Indemnity Company, ACE Property and Casualty Insurance Company, Westchester Fire Insurance Company, Westchester Surplus Lines Insurance

Company and Federal Insurance Company (together with affiliates and successors of each, “Chubb”), or any rights, benefits, claims, rights to payments and/or recoveries under the Chubb Insurance Contracts shall be sold, assigned or otherwise transferred to the Purchaser in connection with the Sale; (ii) nothing shall alter, modify or otherwise amend the terms or conditions of the Chubb Insurance Contracts; and (iii) for the avoidance of doubt, the Purchaser is not, and shall not be deemed to be, an insured under any of the Chubb Insurance Contracts; provided, however, that to the extent any claim with respect to any Acquired Assets arises that is covered by the Chubb Insurance Contracts, the Debtors may pursue such claim in accordance with the terms of the Chubb Insurance Contracts, and, if applicable, turn over to the Purchaser any such insurance proceeds (each, a “Proceed Turnover”); provided, further, however, that the Chubb Companies shall not have any duty to effectuate a Proceed Turnover or liability related to a Proceed Turnover. In addition, West Chester Fire Insurance Company will have the same access rights to books and records as contained in paragraph 6.2(c) of the APA, in connection with any claim brought against West Chester Fire Insurance Company on the bonds referenced in its objection filed at docket number 447.

63. Notwithstanding anything to the contrary in this Sale Order or the Agreements, the modems, ATA equipment (an electronic device used in the provision of voice over internet phone services) and any other equipment provided by Comcast Cable Communications Management, LLC and its affiliates (collectively, “Comcast”) but excluding inside wiring located in the Debtors’ leased premises and headquarters (the “Comcast Equipment”) shall not be sold to the Purchaser or the Agent, shall remain property of Comcast, and shall not constitute part of the Designated Assets or the Acquired Assets under this Sale Order or the Agreements. Notwithstanding anything to the contrary contained in this Sale Order, the Agent, Debtors, and Purchaser are not authorized to and shall not sell the Comcast Equipment as part of any sale conducted pursuant to the Agency Agreement or otherwise. Further, notwithstanding anything to the contrary contained in this Order, the Debtors or the Agents shall inform Comcast via email sent to Comcast’s counsel at summersm@ballardspahr.com and Comcast at DestinationMaternityNotifications@comcast.com at least five (5) business days prior to the earlier of the date on which the Debtor or Agent intends to cease operations or surrender possession of any leased premises in which Comcast Equipment is located of a proposed date and time, which date shall be prior to surrender of the leased premises to the applicable landlord, at which Comcast may retrieve the Comcast Equipment. The Debtors and Agent shall cooperate with Comcast to allow Comcast to retrieve the Comcast Equipment at the designated time or such other time as Comcast and the Debtors or Agent may agree. In the event Comcast fails to pick up the Comcast Equipment at the date and time noticed or such other time as agreed between the Debtors and Comcast, the Debtors or Agent shall remove the Comcast Equipment from the leased premises at the conclusion of the store closing sale and before surrendering possession of the premises to the applicable landlord, properly package the Comcast Equipment for shipment, and send the Comcast Equipment to Comcast via FedEx to Comcast Business-Customer Returns, 4400 Port Union Rd., Hamilton, Ohio 45011. Upon shipping Comcast Equipment to Comcast, the Debtors or Agent shall provide email notice to Comcast concerning such shipment. To the extent applicable, the automatic stay is hereby modified pursuant to section 362(d)(1) to permit Comcast to take the actions permitted and implement the relief granted in this paragraph. Nothing herein shall alter, amend, modify or waive Comcast’s rights and remedies under the MSA, including the SOWs (as those terms are defined in Comcast’s Limited Objection to the Sale Motion) or applicable law, all of which rights are expressly preserved.

64. Notwithstanding anything to the contrary in this Sale Order or the Agreements, the Leased Property (as defined in that certain Master Lease Agreement dated May 25, 2017 by and between 36th Street Capital Partners LLC (the “Lessor”) and Destination Maternity Corporation) shall not be sold to the Purchaser or the Agent, shall remain property of Lessor, and shall not constitute part of the Designated Assets or the Acquired Assets under this Sale Order or the Agreements. Notwithstanding anything to the contrary contained in this Sale Order, the Agent, Debtors, and Purchaser are not authorized to and shall not sell but may use the Leased Property as part of any sale conducted pursuant to the Agency Agreement or otherwise.

65. For the avoidance of doubt, nothing herein or in the Agreements amends, modifies, or alters the Debtors’ obligations under the Leases and Bankruptcy Code section 365(d)(3).

66. The Court shall retain exclusive jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order and the Agreements, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which any Debtor is a party or which has been assigned by the Debtors to the Purchaser, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Transaction, including, but not limited to, retaining jurisdiction to: (a) compel delivery of the Assets to the Purchaser or Agent (as applicable); (b) interpret, implement, and enforce the provisions of this Sale Order; (c) protect Purchaser and Agent against any Liens, Claims, or other interest in or against the Sellers or the Assets of any kind or nature whatsoever, attaching to the proceeds of the Transaction; and (d) enter any orders under sections 363 and 365 of the Bankruptcy Code with respect to the Assigned Contracts.

67. To the extent that this Sale Order is inconsistent with any prior order or pleading with respect to the Sale Motion in these chapter 11 cases, the terms of this Sale Order shall govern.

Dated: __________, 2019
Wilmington, Delaware	THE HONORABLE BRENDAN L. SHANNON UNITED STATES BANKRUPTCY JUDGE

EXHIBIT 1

The Agreements